Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2021, relating to the financial statements of Seritage Growth Properties and the effectiveness of Seritage Growth Properties’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Seritage Growth Properties for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 30, 2021